Exhibit 8.1

List of Principal Subsidiaries and Variable Interest Entity of China Index Holdings Limited

Subsidiaries	Place of Incorporation
China Index Academy Limited	Hong Kong
Beijing Zhong Zhi Shi Zheng Data Information Technology Co., Ltd.	PRC
Beijing Zhong Zhi Xun Bo Data Information Technology Co., Ltd.	PRC
Xinjiang Zhong Zhi Shi Zheng Data Information Technology Co., Ltd.	PRC
Xinjiang Zhong Zhi Data Information Technology Co., Ltd.	PRC
Shuntaiduoli Network Technology (Chengdu) Co., Ltd.	PRC
Shouxiruizhi Commercial Service (Chengdu) Co., Ltd.	PRC

Variable Interest Entity	Place of Incorporation
Beijing Zhong Zhi Hong Yuan Data Information Technology Co., Ltd.	PRC